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                                                          For Immediate Release
                                                                January 2, 2002
                                                          Contact: Barry Rubens
                                                                   704.722.2404
                                                                    Mark Hadley
                                                                   704.722.3231


     CT COMMUNICATIONS TO WRITE DOWN INVESTMENT IN MAXCOM TELECOMUNICACIONES
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CT Communications, Inc. ("CTC"; Nasdaq: CTCI) announced today that it will substantially write down its investment in Maxcom Telecomunicaciones, S.A. de C.V ("Maxcom"), a competitive facilities-based telecommunications provider focused primarily in Mexico City. CTC's total investment in Maxcom is approximately $14.6 million (approximately 16% of Maxcom's shareholders' equity). CTC is reducing the carrying value of its investment by approximately $13 million before tax, effective in the fourth quarter of 2001, to reflect management's best estimate of the fair value.

"CTC has made a number of successful investments over the past 10 years," indicated Barry Rubens, CTC's Chief Financial Officer, "which have generated to our shareholders, in the past three years, over $80 million in pre-tax gains on the sale of investments. These investments have all been in the telecommunications area, where we have leveraged our relationships in and knowledge of the industry. CTC is continually looking at new investment opportunities and evaluating the performance of its current investments."


CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North Carolina and South Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance services, Internet and data services, digital wireless services and broadband wireless services.

Certain statements contained in this press release are "forward-looking statements," within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities
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Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act and related state and federal legislation and regulations, recovery of the substantial costs that will result from the implementation of our new businesses, retention of our existing customer base and our ability to attract new customers, the performance of our investments, rapid changes in technology, and actions of our competitors. In some cases, these forward-looking statements can be identified by the use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend" or "potential" or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2000.